EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
EAU Technologies, Inc.
1890 Cobb International Blvd., Suite A
Kennesaw, Georgia 30152

We hereby consent to the inclusion by reference in this Registration Statement of EAU Technologies, Inc. on Form S-8, of our report dated March 16, 2007, (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), for the years ended December 31, 2006 and 2005, and to all references to our firm included in this Registration Statement.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
December 18, 2007